Exhibit 99.1

Class Acceleration Corp. Announces Pricing of $225,000,000 Initial Public Offering

New York, NY, Jan. 14, 2021 (GLOBE NEWSWIRE) – Class Acceleration Corp. (the “Company”) announced today that it priced its initial public offering of 22,500,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will begin trading tomorrow, Friday, January 15, 2021, under the ticker symbol “CLAS.U”. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on NYSE under the symbols “CLAS” and “CLAS WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the education technology industry. The Company is led by Co-Executive Chairmen, Joseph E. Parsons and Robert C. Daugherty, and Chief Executive Officer, Michael T. Moe.

Oppenheimer & Co. Inc. is acting as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,375,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 14, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Michael T. Moe

Class Acceleration Corp.

(650) 235-4777